DATAMIRROR CORPORATION

NOTICE OF

ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS

TO BE HELD ON

JUNE 16, 2005

AND

MANAGEMENT INFORMATION CIRCULAR

April 28, 2005

DATAMIRROR CORPORATION

Notice of Annual and Special Meeting of Shareholders

June 16, 2005

Notice is hereby given that the Annual and Special Meeting of the Shareholders of DataMirror Corporation (the “Corporation”) will be held at The Holiday Inn Hotel & Suites, 7095 Woodbine Avenue, Markham, Ontario, Canada on Thursday, June 16, 2005 at 10:00 a.m. (EST) for the following purposes:

(a)

to receive the Corporation’s 2005 Annual Report (“Fiscal 2005 Annual Report”) which contains the consolidated financial statements for the fiscal year ended January 31, 2005 (“Fiscal 2005 Financial Statements”) and the auditors’ report thereon;

(b)

to elect directors;

(c)

to re-appoint auditors for the ensuing year and to authorize the Board of Directors to fix their remuneration;

(d)

to consider, and if deemed advisable, to approve a resolution of the shareholders of the Corporation reconfirming the Shareholder Rights Plan Agreement previously adopted by the Corporation and ratified, confirmed and approved by Shareholders as more particularly described in the section of the Management Information Circular entitled “Reconfirmation of the Shareholder Rights Plan”; and

(e)

to transact such other business as may properly come before the meeting or any adjournment thereof.

The specific details of the foregoing matters to be put before the meeting are set forth in the Management Information Circular accompanying this notice.

Shareholders are invited to attend the meeting.  Registered shareholders who are unable to attend the meeting in person are requested to complete, date and sign the enclosed form of proxy and send it in the enclosed envelope or otherwise to the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5K 4K9, fax number (416) 368-2502, or at the Corporation’s registered office.  Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or intermediary.  To be effective, a proxy must be received by the Corporation or CIBC Mellon Trust Company not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the meeting.

DATED at Markham, Ontario the 28th day of April, 2005.

By Order of the Board

P. Kirk Dixon, Secretary

DATAMIRROR CORPORATION

Management Information Circular for the Annual and Special Meeting of Shareholders

June 16, 2005

SOLICITATION OF PROXIES

This management information circular is furnished in connection with the solicitation by the management of DataMirror Corporation (the “Corporation”) of proxies to be used at the Corporation’s annual and special meeting of shareholders to be held on June 16, 2005 or at any adjournment thereof (the “Meeting”).  It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by directors, officers or employees of the Corporation or such other persons as may be designated by the Corporation for such purpose without special compensation, or by the Corporation’s transfer agent, CIBC Mellon Trust Company, at nominal cost.  The cost of solicitation will be borne by the Corporation.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy or voting instruction form are directors or officers of the Corporation.  A shareholder desiring to appoint some other person to attend and act on his or her behalf at the Meeting may do so by inserting the name of such person (who need not be a shareholder of the Corporation) in the blank space provided in the enclosed form of proxy or voting instruction form or by completing another proper form of proxy.

In the case of registered shareholders, the completed, dated and signed form of proxy should be sent in the enclosed envelope or otherwise to the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5K 4K9, fax number (416) 368-2502, or at the Corporation’s registered office.  In the case of non-registered shareholders who receive these materials through their broker or other intermediary, the shareholder should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or other intermediary.  To be effective, a proxy must be received by the Corporation or CIBC Mellon Trust Company not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the Meeting.

A shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by the shareholder or by his or her attorney authorized in writing or by transmitting by telephonic or electronic means, a revocation signed by electronic signature by the shareholder or his or her authorized attorney, to or at the registered office of the Corporation or the above office of CIBC Mellon Trust Company at any time up to and including the last business day preceding the day of the Meeting or adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or adjournment thereof.  A shareholder may also revoke a proxy in any other manner permitted by law.

Voting of Proxies

On any ballot that may be called for, Common Shares represented by properly executed proxies will be voted for or against or withheld from voting in accordance with the instructions given therein, and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.  If no choice is specified in the proxy, the persons designated in the accompanying form of proxy will vote for the resolution and in favour of all other matters proposed by management at the Meeting and described in the Notice of Meeting.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying Notice of Meeting, and with respect to other matters which may properly come before the Meeting.  As of the date of this Circular, management of the Corporation is not aware of any such amendment, variation or other matter to come before the Meeting other than those referred to in the accompanying Notice of Meeting.  However, if any other matters which are not now known to management should properly come before the Meeting, the Common Shares represented by proxies given in favour of management nominees will be voted on such matters in accordance with the best judgment of such nominees.

CURRENCY

All dollar amounts herein are expressed in Canadian dollars unless otherwise indicated.

VOTING SHARES AND RECORD DATE

As at April 28, 2005, 8,555,732 Common Shares of the Corporation were outstanding, each carrying the right to one vote per share.  The Corporation does not have any outstanding restricted securities.

Any shareholder of record at the close of business on May 9, 2005 is entitled to vote the shares registered in his or her name at that date on each matter to be acted upon at the Meeting except to the extent that such shareholder has subsequently transferred any of such shares and the transferee of those shares establishes his or her ownership of such shares and demands, not later than 10 days before the meeting date specified in the accompanying Notice of Meeting, that his or her name be included in the list of shareholders prepared for the Meeting.  In such case, the transferee is entitled to vote such shares at the Meeting.

Under normal conditions, confidentiality of voting is maintained by virtue of the fact that proxies and votes are tabulated by the Corporation’s transfer agent.  However, such confidentiality may be lost as to any proxy or ballot if a question arises as to its validity or revocation or any other like matter.  Loss of confidentiality may also occur if the directors decide that disclosure is in the interest of the Corporation or its shareholders.

Principal Shareholders

To the knowledge of the directors and senior officers of the Corporation, the following are the only persons that, as at April 28, 2005, beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying more than 10% of the voting rights attached to the Common Shares of the Corporation:

Name	Aggregate Number of Common Shares	Percentage of Outstanding Common Shares

Nigel W. Stokes	1,943,813	22.72%
Stadium Capital Management, LLC	1,370,297	16.02%
Natcan Investment Management Inc.	1,350,546	15.79%

ELECTION OF DIRECTORS

The number of directors to be elected at the Meeting is seven.  Under the by-laws, directors of the Corporation are elected annually.  Each director will hold office until the next annual meeting or until the successor of such director is duly elected, unless such office is earlier vacated in accordance with the by-laws.

In the absence of a contrary instruction, the persons named in the enclosed form of proxy intend to vote for the election as directors of the nominees whose names are set forth below, each of whom has been a director since the date indicated below opposite his or her name.  Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

The following table sets forth information with respect to each person proposed to be nominated for election as a director, including the number of Common Shares of the Corporation owned beneficially, directly or indirectly, or over which control or direction was exercised, by such person at the date of this Circular.

Nominee and Principal Occupation	Became Director	Common Shares

P. Kirk Dixon of Midhurst, Ontario, Canada(5) Secretary and Executive Vice President, Business Development of the Corporation	November 1997	479,840

Donald L. Lenz(1)(3) of Toronto, Ontario, Canada Managing Director of Newport Partners Inc.	September 1999	26,833

Bryan E. Plug(1)(2) of Saratoga, California, USA Consultant	October 1996	20,000

Keith Powell(2)(3) of Mississauga, Ontario, Canada Principal, Keith Powell Consulting Inc.	May 2001	2,985

Nigel W. Stokes(3)(4) of Toronto, Ontario, Canada Chairman, President and Chief Executive Officer of the Corporation	December 1995	1,944,813

E. Herman Wallenburg of Toronto, Ontario, Canada Chief Scientist of the Corporation	November 1997	452,240

Donald Woodley(1)(2) of the Town of Mono, Ontario, Canada President of The Fifth Line Enterprise	May 2001	6,663

Notes:

(1)

Member of the Audit Committee.

(2)

Member of the Compensation Committee.

(3)

Member of the Corporate Governance Committee.

(4)

Mr. Stokes resigned as a director of SmartSales Inc. immediately prior to the appointment of a trustee in bankruptcy to manage its affairs on November 12, 2003.

(5)

Mr. Dixon will be retiring from his position as Executive Vice President, Business Development and as a full-time employee of the Corporation by approximately the end of May 2005. It is expected that Mr. Dixon will continue to provide services to the Corporation as a consultant in addition to serving on the Board of Directors.

The information as to shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective nominees individually.

Certain biographical information about each of the proposed nominees for election as directors of the Corporation is set forth below.  Each of the proposed nominees has held the principal occupation shown below his name, or another executive office with the same or a related company, for the last five years except as otherwise described below:

P. Kirk Dixon joined the Corporation in November 1993, and was Secretary and Treasurer of the Corporation until appointed as Executive Vice President, Implementation in December 1995.  Mr. Dixon was appointed as Executive Vice President, Development and Support of the Corporation on March 16, 2000, Executive Vice President, Global Operations and Secretary of the Corporation on March 12, 2001, and to his current position as Executive Vice President, Business Development and Secretary of the Corporation on January 14, 2004. Mr. Dixon has been a director of the Corporation since November 1997. Mr. Dixon will be retiring from his position as Executive Vice President, Business Development and as a full-time employee of the Corporation by approximately the end of May 2005. It is expected that Mr. Dixon will continue to provide services to the Corporation as a consultant in addition to serving on the Board of Directors.

Donald L. Lenz is a founding partner of Newport Partners Inc., a personal and corporate wealth management company based in Toronto, Canada.  Mr. Lenz also sits on several boards including those of Mad Catz Interactive Inc., Trizec Canada Inc., ENMAX Corporation, Ontario Genomics Institute and The Laidlaw Foundation. From 1986 to 1999, Mr. Lenz was a senior partner with the Investment Banking Division of RBC Dominion Securities Inc.  Mr. Lenz has been a director of the Corporation since September 1999.

Bryan E. Plug was President of SAP Canada Inc., an integrated business applications software vendor, from 1991 until July 1997.  Mr. Plug was the first President and Chief Executive Officer of Pandesic LLC (the Internet company from SAP and Intel) from July 1997 to May 1998.  Mr. Plug was President, Chief Executive Officer and Chairman of the Board of SMART Technologies, Inc., a developer and supplier of customer-driven Enterprise Relationship Management software, from June 1998 to July 1999.  Mr. Plug was Chief Executive Officer of Kintana, Inc., a leading provider of e-Business applications management software based in Sunnyvale, California from January 2000 to August 2003.  Mr. Plug was President and Chief Executive Officer of Kontiki, Inc., a provider of on demand business video solutions, from November 2003 to January 2005.  Mr. Plug is currently a consultant. Mr. Plug has been a director of the Corporation since October 1996.

Keith Powell is currently the principal of Keith Powell Consulting Inc., an information technology consulting firm and a Partner in XPV Capital Corp., a venture capital company investing in early stage communications companies.  Mr. Powell also sits on several other boards including DMTI Spatial Inc., electroBusiness.com Inc., ClientLogic Corporation, Diversinet Corporation, Sumitomo Mitsui Banking Corporation of Canada and the Arthritis and Autoimmunity Research Center Foundation.  From 1980 to 2000, Mr. Powell held a number of positions with Nortel Networks, including Senior Vice President, Information Services & Chief Information Officer from 1996 to 2000.  Mr. Powell was appointed as a director of the Corporation in May 2001.

Nigel W. Stokes founded Nidak Associates Inc. (“Nidak”), a client/server and database consulting firm, in 1986.  Mr. Stokes was President of Nidak until the firm was sold to SHL Systemhouse Inc., a worldwide systems integration and computer consulting firm, in 1993 at which time Mr. Stokes became a Managing Director of that organization.  Mr. Stokes joined the Corporation in October 1994 and became a director and Chairman and Chief Executive Officer of the Corporation in December 1995.  Mr. Stokes assumed the role of President of the Corporation in August 1998.

E. Herman Wallenburg joined the Corporation in November 1993, and was President of the Corporation until appointed as Executive Vice President, Research and Development in December 1995.  Mr. Wallenburg was appointed to his current position as Chief Scientist of the Corporation on March 16, 2000.  Mr. Wallenburg has been a director of the Corporation since November 1997.

Donald Woodley is currently the President of The Fifth Line Enterprise, a consulting firm engaged in providing strategic advisory services to Canadian industry.  From February 1997 to October 1999, Mr. Woodley was President of Oracle Corporation Canada Inc.  From September 1987 to January 1997, Mr. Woodley was President of Compaq Canada Inc.  Mr. Woodley was appointed as a director of the Corporation in May 2001.  Mr. Woodley also sits on several boards including those of TELUS Corporation, Gennum Corporation, Steam Whistle Brewing, and OnX Enterprise Solutions Inc.  Mr. Woodley is a past Chair of ITAC (Information Technology Association of Canada), the immediate past Chair of the Board of Governors of The Stratford Festival of Canada and currently serves as Treasurer of Sick Kids Hospital Foundation.

APPOINTMENT OF AUDITORS

At the Meeting, shareholders will be requested to re-appoint Ernst & Young LLP as auditors of the Corporation, to hold office until the next annual meeting of shareholders or until their successors are appointed, and to authorize the Board of Directors to fix the auditors’ remuneration.  Ernst & Young LLP was first appointed as auditors of the Corporation at the Corporation’s Annual Meeting of Shareholders held on May 21, 1997.

In the absence of a contrary instruction, the persons named in the enclosed form of proxy intend to vote for the re-appointment of Ernst & Young LLP as auditors of the Corporation to hold office until the next annual meeting of shareholders or until their successors are appointed and for the resolution authorizing the Board of Directors to fix the remuneration of the auditors.

EXECUTIVE COMPENSATION

1.

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended January 31, 2005 (“fiscal 2005”), 2004 (“fiscal 2004”), and 2003 (“fiscal 2003”) by the Corporation’s Chairman, President and Chief Executive Officer; Secretary and Executive Vice President, Business Development; Vice President, Finance and Chief Financial Officer; Senior Vice President, Worldwide Sales; and Senior Vice President, Global Channels and Alliances, respectively (collectively, the “Named Executive Officers”).

Summary Compensation Table

			Annual Compensation		Long Term Compensation
Awards
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation ($)(7)	Securities Under Options Granted (# of Common Shares)
Nigel W. Stokes Chairman, President and Chief Executive Officer	2005 2004 2003	400,000 390,000 375,000	261,300 453,000 150,000(3)	Nil Nil Nil	Nil Nil 40,000
P. Kirk Dixon(4) Secretary and Executive Vice President, Business Development	2005 2004 2003	250,000 249,600 240,000	108,875 188,750 50,000(8)	Nil Nil Nil	Nil Nil 10,000
Peter Cauley Vice President, Finance and Chief Financial Officer	2005 2004 2003	180,000 176,800 170,000	80,020 95,000 22,700	Nil Nil Nil	Nil 25,000 10,000
Stewart A. Ritchie (5) Senior Vice President, Worldwide Sales	2005 2004 2003	323,754 359,593 338,825	40,000 Nil Nil	Nil Nil Nil	Nil 15,000 30,000
Rean Pretorius(6) Senior Vice President, Channels and Alliances	2005 2004 2003	558,504(9) 87,596 Nil	22,540 Nil Nil	Nil Nil Nil	Nil 100,000 Nil

Notes:

(1)

Salary payments are reported on the basis of the fiscal year in which the salary was earned and paid.

(2)

Bonus payments are reported on the basis of the fiscal year in which the bonus, if any, was paid.  Bonuses paid in a fiscal year include bonuses that were only determinable by the compensation committee after the end of the previous fiscal year as those bonuses were based on previous fiscal year performance.  Bonuses paid in a fiscal year may also include a quarterly performance bonus which is paid in the quarter immediately after the quarter in respect of which the bonus was earned.  Bonus payments earned in respect of the fiscal years 2005, 2004, and 2003 were respectively for Mr. Stokes: $107,000, $261,300, and $453,000 (which includes the bonus earned in respect of fiscal 2002 and paid in fiscal 2003 as further detailed in note 3); Mr. Dixon: $26,000, $108,875, and $188,750 (which includes the bonus earned in respect of fiscal 2002 and paid in fiscal 2003 as further detailed in note 9); Mr. Cauley: $87,920, $80,120, and $97,250; Mr. Ritchie: $40,000, nil, and nil; and Mr. Pretorius: nil, $22,540 (US$17,400), and nil.

(3)

Mr. Stokes’ bonus consisted of a retroactive salary and bonus adjustment payment of $150,000 covering the period from September 30, 2000 to January 31, 2002 during which Mr. Stokes had continued his employment with the Corporation under the terms of a previous employment agreement that had expired on September 30, 2000.  The bonus was paid on March 28, 2002.

(4)

Mr. Dixon was appointed as Secretary and Executive Vice President, Business Development of the Corporation on January 14, 2004.  In fiscals 2003 and 2002, Mr. Dixon held the positions of Secretary and Executive Vice President, Global Operations of the Corporation. Mr. Dixon will be retiring from his position as Executive Vice President, Business Development and as a full-time employee of the Corporation by approximately the end of May 2005.

(5)

Mr. Ritchie was appointed as Vice President, Sales, Americas in March 2000 and was appointed as Senior Vice President, Sales, Americas and EMEA in November  2003.  Most of Mr. Ritchie’s sales commissions were paid in the fiscal year earned, except for that portion of his sales commission determined based on performance in the last month of each fiscal year, such commission being paid in the immediately following fiscal year.   Mr. Ritchie’s reported compensation under the heading “Salary” includes sales commissions of $143,354, $182,792, and $176,433 that were paid in fiscal 2005, 2004, and 2003 respectively. Approximately $134,143, $177,555, and $186,383 of sales commissions were earned by Mr. Ritchie in respect of fiscal 2005, 2004, and 2003 respectively.

(6)

Mr. Pretorius was the Company’s Senior Vice President, Global Channel and Alliances.  Mr. Pretorius’ employment with the Company began on November 3, 2003 and ended on January 12, 2005.  Mr. Pretorius’ compensation was paid by a subsidiary of the Corporation in US dollars.  The Canadian dollar amounts for fiscal 2004 were converted from US dollars at the rate of 1:1.3803 (US$1 equals CDN $1.3803) and for fiscal 2005 at the rate of 1:1.2954 (US$1 equals CDN $1.2954).

 (7)

Other annual compensation of Messrs. Stokes, Dixon, Cauley, Ritchie, and Pretorius is no greater than $50,000 and 10% of the total of the annual salary and bonus of the Named Executive Officer.

(8)

Mr. Dixon’s bonus consisted of a retroactive bonus payment of $50,000 covering the period from May 8, 2001 to January 31, 2002 during which Mr. Dixon had continued his employment with the Corporation under the terms of a previous employment agreement that had expired on May 8, 2001.   The bonus was paid on May 15, 2002.

(9)

Mr. Pretorius’ salary for fiscal 2005 includes a lump sum payment of $284,988 (US$220,000) in respect of the termination of his employment.

2.

Stock Options

Option Grants During the Most Recently Completed Fiscal Year

During fiscal 2005 no options to purchase Common Shares were granted to any of the Named Executive Officers.

Aggregated Option Exercises During the Most Recently Completed Fiscal Year

and Fiscal Year-End Option Values

The following table sets out the number of options exercised during fiscal 2005 and the number of exercisable/unexercisable options held as at January 31, 2005 by the Named Executive Officers.

Name and Principal Position	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Number of Unexercised Options at January 31, 2005		Value of Unexercised in-the-Money Options at January 31, 2005(1)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Nigel W. Stokes Chairman, President and Chief Executive Officer	Nil	Nil	30,000	10,000	0	0
P. Kirk Dixon Secretary and Executive Vice President, Business Development	Nil	Nil	7,500	2,500	0	0
Peter Cauley Vice President, Finance and Chief Financial Officer	Nil	Nil	62,000	27,500	6,300	0
Stewart A. Ritchie Senior Vice President, Global Sales	10,000	52,700	56,500	27,500	2,900	2,900
Rean Pretorius Senior Vice President, Global Channels and Alliances	Nil	Nil	0	0	0	0

Note:

(1)

Based on the closing trading price of the Common Shares on the Toronto Stock Exchange on January 30, 2005 of $8.50.

3.

Employment Agreements

The Corporation entered into an employment agreement of indefinite duration with Mr. Nigel Stokes, Chairman, President and Chief Executive Officer dated as of March 25, 2002.  This employment agreement provided for an annual salary of $375,000 effective February 1, 2002 and also provided for a retroactive salary and bonus adjustment payment of $150,000 covering the period from September 30, 2000 to January 31, 2002 during which Mr. Stokes had continued his employment with the Corporation under the terms of a previous employment agreement that had expired on September 30, 2000.  The Compensation Committee approved an increase in annual base salary to $400,000 for fiscal 2005 and $412,000 for fiscal 2006. Mr. Stokes’ agreement also provides that he may receive an annual performance bonus of up to $300,000, the amount to be determined by the Board of Directors on the recommendation of the Compensation Committee based upon consideration of the financial performance of the Corporation in respect of each fiscal period.  The Compensation Committee approved an increase in the amount of annual performance bonus that Mr. Stokes may receive to $350,000 beginning fiscal 2006.  In addition, Mr. Stokes is eligible to receive an additional annual performance bonus of up to $300,000, the amount to be determined by the Board of Directors on the recommendation of the Compensation Committee based upon consideration of over-achievement of the financial performance of the Corporation in respect of each fiscal period.  Mr. Stokes is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan. The employment agreement also provides that in the event of termination of the executive’s employment, he will not compete with the Corporation for a period of eighteen months following that date.  The employment agreement provides that the Corporation may terminate Mr. Stokes’ employment without cause by making a lump sum payment of an amount equal to two times his annual salary thereunder. The employment agreement automatically renews each year and is subject to annual compensation review.

The Corporation has entered into an employment agreement of indefinite duration with Mr. Kirk Dixon, Executive Vice President, Business Development (then Executive Vice President, Development and Global Operations) dated April 23, 2002.  This employment agreement provided for an annual salary of $240,000 effective February 1, 2002 and also provided for a retroactive bonus payment of $50,000 covering the period from May 8, 2001 to January 31, 2002 during which Mr. Dixon had continued his employment with the Corporation under the terms of a previous employment agreement that had expired on May 8, 2001.  The Corporation approved an increase in annual base salary to $250,000 for fiscal 2005. Mr. Dixon's agreement also provides that he may receive an annual performance bonus of up to $125,000, the amount to be determined by the Board of Directors on the recommendation of the Compensation Committee based upon consideration of the financial performance of the Corporation in respect of each fiscal period.  The Corporation set the amount of annual performance bonus that Mr. Dixon may receive to $80,000 for fiscal 2005.  Mr. Dixon is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan.  The agreement also provides that in the event of termination of the executive’s employment, he will not compete with the Corporation for a period of eighteen months following that date.  The employment agreement provides that the Corporation may terminate Mr. Dixon’s employment without cause by making a lump sum payment of an amount equal to one times his annual salary thereunder.  The employment agreement automatically renews each year and is subject to annual compensation review.  Mr. Dixon will be retiring from his position as Executive Vice President, Business Development and as a full-time employee of the Corporation by approximately the end of May 2005. It is expected that Mr. Dixon will continue to provide services to the Corporation as a consultant in addition to serving on the Board of Directors.

The Corporation has an employment arrangement of indefinite duration with Mr. Peter Cauley, Vice President, Finance and Chief Financial Officer.  Mr. Cauley’s current annual salary is $185,000. His fiscal 2005 salary was $180,000.  Mr. Cauley’s annual salary was $176,800 for fiscal 2004.  Mr. Cauley is eligible to receive performance bonuses at the discretion of senior management. Mr. Cauley is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan.

The Corporation has an employment arrangement of indefinite duration with Mr. Stewart Ritchie, Senior Vice President, Worldwide Sales.  Mr. Ritchie’s current annual salary is $185,000.  His fiscal 2005 salary was $180,000.  Mr. Ritchie’s annual salary was $180,000 for fiscal 2004.  Mr Ritchie is eligible to receive performance bonuses at the discretion of senior management.  Mr. Ritchie is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan.

The Corporation had an employment agreement of indefinite duration with Mr. Rean Pretorius, former Senior Vice President, Global Channels and Alliances, which provided for annual salary of US$220,000, as well as eligibility for performance bonuses at the discretion of senior management.  Mr. Pretorius’ salary for fiscal 2005 was US$220,000. Mr. Pretorius was also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan.    Mr. Pretorius joined the Company in 2003 and completed his employment with the Company on January 12, 2005. Mr. Pretorius received a lump sum payment of US$220,000 in respect of the termination of his employment.

4.

Composition of the Compensation Committee

The Compensation Committee is currently composed of three unrelated (i.e. non-management) directors:  Mr. Keith Powell, Mr. Donald Woodley and Mr. Bryan Plug.

5.

Report on Executive Compensation

At a meeting on March 3, 2003, the board of directors adopted a charter for the Compensation Committee (“Compensation Committee Charter”).  A copy of the charter is attached as Exhibit A to the Corporation’s Management Information Circular dated April 30, 2003.

The Corporation’s executive compensation program is intended to provide an appropriate overall compensation package that permits the Corporation to attract and retain highly qualified and experienced senior executives and to encourage superior performance by the Corporation.  The Corporation’s compensation policies are intended to motivate individuals to achieve and to award compensation based on corporate and individual results.  Compensation for the Named Executive Officers was intended to reflect a fair evaluation of overall performance and was intended to be competitive in aggregate with levels of compensation of comparable corporations.

The main components of the Corporation’s executive compensation program include a cash base salary, a cash bonus and long term option grants under the Executive Stock Compensation Plan.  The Corporation also has a Share Purchase Plan.

The primary component of the annual compensation of the Corporation’s CEO, Mr. Nigel Stokes, is cash base salary and cash bonus.   Mr. Stokes’ current base salary is $412,000.  Mr. Stokes’ cash bonus has two components.  The first component consists of up to $350,000 (for fiscal 2006) that is tied directly to specific performance targets for the Corporation set each year by the board of directors.  For fiscal 2005 the first component amount was $325,000.  These targets may include common financial measures of performance such as revenue, earnings, cash-flow and similar measures.  Based on the performance targets set by the board of directors for Mr. Stokes and the performance of the Corporation for fiscal 2005, Mr. Stokes would have been ineligible to receive any bonus.  The Compensation Committee believes that the failure of the Corporation to meet the performance targets for fiscal 2005 for Mr. Stokes was largely the result of a much stronger Canadian currency than initially anticipated.  The Compensation Committee believed it was fair in the circumstances to adjust the bonus plan so that Mr. Stokes was paid  $107,000 of the $325,000 in respect of fiscal 2005 during fiscal 2006. Mr. Stokes was paid  $260,400 of the $300,000 in respect of fiscal 2004 during fiscal 2005. The second component consists of up to $300,000 that may be awarded at the sole discretion of the board of directors for over-achievement of the financial targets set each year by the board of directors.  No over-achievement bonus was paid to Mr. Stokes in respect of fiscal 2005.  Long term stock options are a secondary and less significant component of Mr. Stokes’ compensation.  As an initial investor and significant shareholder of the Corporation, Mr. Stokes’ interests are closely aligned with those of other shareholders. Nevertheless, the Compensation Committee believes that Mr. Stokes should be entitled to participate in the Corporation’s annual grant of options to key performers on the same basis as other employees.

The primary component of the annual compensation of the Corporation’s Executive Vice President, Mr. Kirk Dixon, is cash base salary and cash bonus.  Mr. Dixon’s current base salary is $250,000.  Mr. Dixon’s cash bonus consists of up to $80,000 (for fiscal 2005) that is tied directly to specific financial targets for the Corporation set each year by the board of directors.  This amount was $125,000 for fiscal 2004.  Mr. Dixon’s bonus is designed to result in him receiving the full amount if the Corporation achieves its financial targets for the year.  Based on the performance targets set by the board of directors for Mr. Dixon and the performance of the Corporation for fiscal 2005, Mr. Dixon would have been ineligible to receive any bonus.  The Compensation Committee believes that the failure of the Corporation to meet the performance targets for fiscal 2005 for Mr. Dixon was largely the result of a much stronger Canadian currency than initially anticipated.  The Compensation Committee believed it was fair in the circumstances to adjust the bonus plan so that Mr. Dixon was paid  $26,000 of the $80,000 in respect of fiscal 2005 during fiscal 2006. Mr. Dixon was paid $108,500 of the $125,000 in respect of fiscal 2004 during fiscal 2005. Long term stock options are a secondary and less significant component of Mr. Dixon’s compensation.  As an initial investor and significant shareholder of the Corporation, Mr. Dixon’s interests are closely aligned with those of other shareholders.  Nevertheless, the Compensation Committee believes that Mr. Dixon should be entitled to participate in the Corporation’s annual grant of options to key performers on the same basis as other employees.

The primary component of the annual compensation of the other Named Executive Officers is cash base salary and cash bonus.  The cash bonus of the other Named Executive Officers is a less significant component of their total cash compensation.  The cash bonus is determined by the CEO based on the recommendations of the human resources department of the Corporation and takes into account a number of factors related to the role the individual plays within the Corporation and may include the overall performance of the Corporation, specific measures related to the role of the individual and a discretionary assessment of individual performance.  A substantial portion of the cash bonus of the CFO is tied directly to the specific financial targets for the Corporation set each year by the board of directors.  A smaller portion of the cash bonus of the CFO is tied to account collections and is paid based on quarterly collections results.  Long term stock options are intended to be a significant component of compensation for the other Named Executive Officers.  Long term stock options are awarded to senior officers based on their level within the organization and their responsibilities when they are hired, promoted or assume new responsibilities.  Annual performance grants are also made to senior officers.  The amount of the annual performance grants is determined by the CEO based on the recommendations of the human resources department of the Corporation and takes into account a number of factors related to the role the individual plays within the Corporation and may include the overall performance of the Corporation, specific measures related to the role of the individual and a subjective assessment of individual performance.  The amount and terms of outstanding options held by an officer are not taken into account in determining whether and how many new option grants should by made to that specific officer.  As a matter of policy, the Compensation Committee considers the number of remaining options available under the Executive Stock Compensation Plan when determining the total number of options to grant to officers for performance each year.

Long term options granted under the Executive Stock Compensation Plan generally vest in four equal instalments over a four year period with the first instalment vesting during the first year after the date of the grant.  The exercise price is based on the market value on the date of the grant determined by taking the average of the closing price of the Common Shares on the Toronto Stock Exchange for the five immediately preceding trading days.  Other relevant provisions of the Executive Stock Compensation Plan are described in the section of the Corporation’s Management Information Circular dated April 30, 2003 which dealt with amendments to the Plan.  The Compensation Committee believes that the use of long term options aligns the interests of senior officers with those of shareholders and provides an important incentive for them to increase the market value of the Common Shares of the Corporation over the long term.  The Compensation Committee also believes that granting long term options is an important factor in attracting, maintaining and retaining talented senior officers.

The Compensation Committee evaluated the compensation of the CEO against the compensation of  CEOs of comparable companies in February 2002.  The comparable companies chosen consisted of publicly traded US and Canadian software companies.  The Compensation Committee took into account the annual revenue of these companies relative to the annual revenue of DataMirror in making its comparison.   Mr. Stokes’ cash compensation was set to be comparable to, but at the lower end of the range of, cash compensation paid to the chief executive officers of these comparable Canadian companies.  Due to the limited number of comparable Canadian companies and the fact that the Corporation competes on an international level with a number of companies in the market for integration and resiliency software, the Compensation Committee also compared the CEO’s compensation to the compensation of chief executive officers of publicly traded US companies that compete with the Corporation in the market for integration and resiliency software.  These companies were chosen because they are the companies that the Corporation and analysts who follow the Corporation use as comparables for the purposes of financial and market analysis. The Compensation Committee considered the compensation of the CEOs of these US companies, taking into account the annual revenue of these companies relative to the annual revenue of DataMirror.  As the committee did not feel it was appropriate to apply US compensation standards to a Canadian company, these comparisons were given limited weight in setting Mr. Stokes’ compensation.  The Compensation Committee determined that Mr. Stokes’ base salary and total cash compensation are at the lower end of the range of cash compensation paid to the chief executive officers of these comparable US companies.  Changes to Mr. Stokes’ compensation since 2002 are based on market trends.

The human resources department of the Corporation uses a number of sources including the Compensation and Benefits Survey of the Information Technology Association of Canada to determine a fair salary range and options package for all positions including executive positions within the Corporation.  The compensation of newly hired executives is set within the fair range by negotiation, taking into account the skills and experience of the individual, past compensation history and the needs of the Corporation.  All employees except the CEO and Executive Vice President go through a performance review process on a regular basis.  The review process includes a determination of whether the employee is entitled to a salary increase based on individual performance, market trends, corporate performance, the employee’s current salary as compared to the fair salary range for their position, and other relevant factors.

Presented by the Compensation Committee of the Board of Directors

Mr. Keith Powell

Mr. Donald Woodley

Mr. Bryan E. Plug

6.

Performance Graph

The Corporation’s Common Shares became listed and traded on the Toronto Stock Exchange on December 16, 1996, and the NASDAQ National Market on January 18, 2001.  The following graph compares the percentage change in the Corporation’s cumulative total shareholder return on its Common Shares with the cumulative total return of the S&P/TSX Composite Index (formerly The Toronto Stock Exchange 300 Index) (the “TSE 300”) (total index return, including dividends reinvested) at the end of each of the fiscal periods ending January 31, 2000 to January 31, 2005.  The graph illustrates the cumulative return on a $100 investment in Common Shares made on January 31, 2000 as compared with the cumulative return on a $100 investment in the TSE 300 on January 29, 2000, calculated using the closing prices on January 31, 2000, January 31, 2001, January 31, 2002, January 31, 2003, January 30, 2004, and January 31, 2005 respectively.  The Common Share performance as set out in the graph does not necessarily indicate future price performance.

Total Shareholder Return

January 31, 2000 through January 31, 2005

	As of January 31,
	2000	2001	2002	2003	2004	2005
DataMirror Corporation	100.00	120.16	93.02	93.02	131.71	65.89
TSE 300	100.00	111.20	92.71	81.09	107.20	117.81

7.

Interests of Informed Persons in Material Transactions

The Corporation is not aware of any interest, direct or indirect, in any transactions proposed or otherwise with any informed persons or any proposed director of the Corporation or any associate or affiliate of such persons during fiscal 2005 which materially affected or would materially affect the Corporation.

8.

Compensation of Directors

During the fiscal year ending on January 31, 2005, directors of the Corporation who were not salaried employees of the Corporation were entitled to be paid an annual fee of $25,000 for being a member of the board of directors, an additional $2,500 annually for each committee of which they are a member and an additional $2,500 annually for chairing the Audit Committee.  Directors are also eligible to participate in the Corporation’s Executive Stock Compensation Plan and Share Purchase Plan.

9.

Securities Authorized for Issuance Under Equity Compensation Plans

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS(2)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS(2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS(2)
Equity compensation plans approved by securityholders	856,138	$12.29	1,122,344
Equity compensation plans not approved by securityholders	Nil	Not Applicable	Not Applicable
Total	856,138	$12.29	1,122,344

Notes:

(1)

Descriptions of the stock-based compensation plans including the Executive Stock Option Plan and the Employee Stock Option Plan are set out in Note 12 to the Fiscal 2005 Financial Statements.

(2)

As at January 31, 2005.  This number does not include the up to 250,000 common shares reserved for issuance under the Company’s Share Purchase Plan.

10.

Indebtedness of Directors, Executive Officers and Senior Officers

The Corporation’s directors, executive officers and senior officers are eligible to participate in the Corporation’s Share Purchase Plan.  The purpose of the Share Purchase Plan is to provide long-term incentives to attract, motivate and retain key employees, officers, directors and consultants providing services to the Corporation.   Shares issued under the Share Purchase Plan are issued for market consideration determined by taking the average of the closing price of the Shares on the Toronto Stock Exchange for the five immediately preceding trading days prior to the date of issuance.  The Share Purchase Plan provides that the Corporation may loan money to participants to purchase Common Shares of the Corporation.  The Corporation has not loaned money to participants since the provisions of the Sarbanes-Oxley Act prohibiting such loans came into effect.  There was no indebtedness in favour of the Corporation in respect of the Share Purchase Plan as at April 28, 2005 and all amounts previously outstanding under the Share Purchase Plan were fully repaid to the Corporation.

No officer or director or former officer or director or any associate of any such persons had any indebtedness to the Corporation or any of its subsidiaries as at April 28, 2005.

11.

Directors’ and Officers’ Liability Insurance

The Corporation maintains liability insurance for its directors and officers acting in their respective capacities.  During fiscal 2005 the Corporation maintained directors and officers insurance coverage in an aggregate amount of US $20 million, subject to a US $100,000 loss payable by the Corporation.  The annual premium for this coverage is US $223,916 including applicable taxes.

12.

Statement of Corporate Governance Practices

The Toronto Stock Exchange requires that each listed company disclose on an annual basis its approach to corporate governance, with reference to corporate governance disclosure guidelines published by the TSX (the “TSX Guidelines”).  The Corporation’s Board of Directors adopted a formal statement of corporate governance principles (the “Corporate Governance Principles”), a formal charter for the Corporate Governance Committee (the “Governance Committee Charter”), a formal charter for the Compensation Committee (the “Compensation Committee Charter”), and adopted a new charter for the Audit Committee (the “Audit Committee Charter”) at its meeting on March 3, 2003, all of which are contained in the Exhibits to the Corporation’s Management Information Circular dated April 30, 2003 and are incorporated by reference herein.  The Audit Committee reviewed the adequacy of the Audit Committee Charter on November 23, 2004 and determined that no changes were required.  On November 23, 2004, the Board of Directors approved an amendment to the Corporate Governance Principles to require that a majority of independent directors support the recommendation of individuals recommended to shareholders for election as directors of the Corporation.  The amended Corporate Governance Principles are attached hereto as Exhibit A.

The Corporation’s disclosure of its system of corporate governance relative to each of the TSX Guidelines is set out in the following chart.

1. Stewardship	The Board of Directors explicitly accepts responsibility for the stewardship of the Corporation and the specific matters set out in the Corporate Governance Principles.
2. Board Composition	The Board of Directors is constituted with a majority of individuals who qualify as unrelated directors.
3. Unrelated Analysis

The Board of Directors has determined that Mr. Donald Lenz, Mr. Bryan Plug, Mr. Keith Powell and Mr. Donald Woodley are “unrelated directors” as such term is defined by the TSX Guidelines and are independent under applicable laws, rules and listing standards.  The analysis of the Board of Directors in reaching this conclusion is based on an examination of all the relevant facts related to each director including the following.  None of these directors (or their family members or principal employers) receive any fees or benefits from the Corporation or management other than those disclosed in this Management Information Circular as a result of being a director.  None of these directors have any relationship (business or personal) with the Corporation or any member of management that could reasonably be perceived to materially interfere with their ability to act in the best interests of the Corporation.

4. Nominating Committee

The responsibility for proposing to the full Board new nominees and for assessing the directors on an ongoing basis rests with the Corporate Governance Committee.  The Corporate Governance Committee is currently constituted with a majority of “unrelated directors”, but it does include Mr. Nigel Stokes, the President and CEO of the Corporation.

5. Assessing Board Effectiveness	The criteria and procedures for assessing Board effectiveness are set out in the Membership Criteria section of the Corporate Governance Principles.
6. Director Education	The Corporation’s policy with respect to Director education is set out in the Education section of the Corporate Governance Principles.
7. Board Size	The Board of Directors regularly evaluates whether a larger or smaller number of directors would be more effective.
8. Director Compensation	The Compensation Committee annually reviews and recommends the compensation of independent directors and committee members for approval by the Board.
9. Committee Composition

The Compensation Committee and the Audit Committee are composed entirely of unrelated independent directors.  The Corporate Governance Committee is composed of a majority of unrelated independent directors.

10. Corporate Governance Committee

The Board has established a Corporate Governance Committee responsible for the Corporation’s approach to corporate governance.  The Corporate Governance Committee’s charter is set out in the Governance Committee Charter.

11. Descriptions and Corporate Objectives

Descriptions of the role of the Directors are included in the Corporation’s Corporate Governance Principles.  The role of the Compensation Committee and the Board in setting corporate objectives which the CEO is responsible for achieving are described in the Corporation’s Corporate Governance Principles and in the Compensation Committee Charter.  The Report on Executive Compensation in this Management Information Circular provides additional details.

12. Board Independence

The Corporation’s structures and procedures to ensure that the Board can function independently of management are described in the Independent Board Leadership section of the Corporation’s Corporate Governance Principles.

13. Audit Committee	The charter of the Audit Committee is set out in the Audit Committee Charter.
14. Outside Advisors

Independent Board members are encouraged to consult directly with outside advisors as required although no formal funding mechanisms are in place.  The Audit Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties and the Corporation is required to provide appropriate funding as approved by the Board of Directors.

The Board of Directors formally adopted an amended Employee Conduct Policy that applies to all officers and employees of the Corporation at its meeting on March 3, 2003.  The Employee Conduct Policy is attached to the Corporation’s Management Information Circular dated April 30, 2004  as Exhibit F.

The disclosure required by Form 52-110F1 of Multilateral Instrument 52-110 Audit Committees (“MI 52-110”) is contained in the following sections of the Corporation’s annual information form filed on SEC form 20F.   MI 52-110 introduced new standards for the composition of Audit Committees, as well as additional disclosure standards in respect of Audit Committees

Form 52-110F1 Section	Form 20F Section

1. Audit Committee Charter	Exhibit 6.1
2. Audit Committee Composition	Item 16A
3. Relevant Education and Experience	Item 16A
4. Reliance on Certain Exemptions	Not Applicable
5. Reliance on the Exemption in Subsection 3.3(2) or Section 3.6	Not Applicable
6. Reliance on Section 3.8	Not Applicable
7. Audit Committee Oversight	Not Applicable
8. Pre-Approval Policies and Procedures	Item 16C (e)
9. External Auditor Service Fees	Item 16C

13.

Other Information

The documents referred to or incorporated by reference in this Information Circular including the Fiscal 2005 Annual Report, Fiscal 2005 Financial Statements and MD&A, and the Corporation’s Management Information Circular dated April 30, 2003, and additional information about the Corporation are available on SEDAR at www.sedar.com or will be provided free of charge to any securityholder of the Corporation upon request to the Secretary of the Corporation at 3100 Steeles Avenue East, Suite 1100, Markham, Ontario, Canada L3R 8T3.  Financial information is provided in the Corporation’s comparative financial statements and management disclosure and analysis for the year ended January 31, 2005 as contained in the Fiscal 2005 Annual Report.

14.

Reconfirmation of the Shareholder Rights Plan

Background

The Corporation and CIBC Mellon Trust Company (the “Rights Agent”) entered into an agreement dated as of May 7, 2002 (the “Rights Agreement”) to implement a shareholder rights plan for the Corporation (the “Plan”).  A shareholder rights plan creates a right (which can only be exercised when a person acquires control of 20% or more of the Corporation's Common Shares) for each shareholder, other than the 20% buyer, to acquire additional Common Shares of the Corporation at one-half of the market price at the time of exercise.  This significantly dilutes the share position of the 20% buyer and practically prevents that person from acquiring control of 20% or greater of the Corporation's Common Shares unless the rights plan has been withdrawn or the buyer makes a Permitted Bid (as discussed below).  The easiest way for the buyer to have a rights plan withdrawn is for it to negotiate with the Board of Directors to have the rights plan waived or to apply to a securities commission to order withdrawal of the rights plan if the Corporation cannot develop an auction.  Both of these approaches will give the Board of Directors more time and control over any sale process and increase the likelihood of a better offer to the Corporation's shareholders.  See "Objectives of the Plan" below.

The Corporation designed its Plan to conform with shareholder rights plans adopted by other Canadian issuers at the time the Plan was adopted.

The continued existence of the Plan was ratified, confirmed and approved by the Independent Shareholders (as defined in the Plan) at the Corporation’s 2002 annual meeting held on June 20, 2002.  Under the terms of the Plan, the Rights Agreement must be reconfirmed by a resolution passed by a majority of the votes cast by the Independent Shareholders at the Corporation’s annual meeting of shareholders to be held in 2005.  An “Independent Shareholder” is generally any shareholder other than an “Acquiring Person” (as defined in the Plan and discussed below) or any person that has made or announced an intention to make a take-over bid for the Common Shares, and their respective associates and affiliates.  As of the date of this Management Information Circular, the Corporation believes that all shareholders are Independent Shareholders, and therefore eligible to vote their Common Shares on the resolution set forth below.

Summary of the Plan and Copy of the Agreement

A summary of the key features of the Plan is attached as Exhibit “B” to this Management Information Circular.  All capitalized terms used in this section of the Management Information Circular and Exhibit “B” have the meaning set forth in the Plan unless otherwise indicated.  The complete text of the Rights Agreement is available upon request from the General Counsel of the Corporation and has been filed on SEDAR.  Copies of the Plan will also be available at the Meeting.

Text of Resolution

At the Meeting, the Corporation’s Independent Shareholders will be asked to consider and, if thought fit, to pass, a resolution in the form set forth below to reconfirm the continuation of the Rights Agreement:

BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.

The Shareholder Rights Plan Agreement dated as of May 7, 2002 between DataMirror Corporation and CIBC Mellon Trust Company, as Rights Agent, be and is hereby re-confirmed.

2.

Any director or officer of the Corporation be authorized to do all such things and execute all such documents and instruments as may be necessary or desirable to give effect to this resolution.

It is the intention of the persons named in the enclosed Form of Proxy, if named as proxy and not expressly directed to the contrary, to vote in favour of the above resolution.

Vote Required

Shareholder reconfirmation of the Rights Agreement is not required by law but is required by the terms of the Plan.  The foregoing resolution must be approved by a simple majority (50% plus one vote) of the votes cast by the Independent Shareholders at the Meeting.

If the resolution is not passed at the Meeting, the Rights Agreement will become void and of no further force and effect.

Recommendation of the Board of Directors

The Board of Directors has determined that it is advisable and in the best interests of the Corporation and its shareholders that the Corporation have in place a shareholder rights plan in the form of the Plan.  Accordingly, the Board of Directors unanimously recommends that the shareholders vote in favour of the reconfirmation of the Rights Agreement.  The Corporation has been advised that the directors and senior officers of the Corporation intend to vote all Common Shares held by them in favour of the reconfirmation of the Plan.

The Board of Directors reserves the right to alter any terms of or not proceed with the reconfirmation of the Rights Agreement at any time prior to the Meeting if the Board of Directors determines that it would be in the best interests of the Corporation and its shareholders to do so.

Objectives of the Plan

The Rights Agreement is not being re-confirmed in response to or in anticipation of any pending or threatened take-over bid, nor to deter take-over bids generally.  As of the date of this Management Information Circular, the Board of Directors was not aware of any third party considering or preparing any proposal to acquire control of the Corporation.  The primary objectives of the Plan are to ensure that, in the context of a bid for control of the Corporation through an acquisition of the Corporation's Common Shares, the Board of Directors has sufficient time to explore and develop alternatives for maximizing shareholder value, to provide adequate time for competing bids to emerge, to ensure that shareholders have an equal opportunity to participate in such a bid and to give them adequate time to properly assess the bid and lessen the pressure to tender typically encountered by a securityholder of an issuer that is subject to a bid.  The Plan in no way prohibits a change of control of the Corporation in a transaction that is fair and in the best interests of all shareholders of the Corporation.  The rights of shareholders to seek a change in the management of the Corporation or to influence or promote action of management in a particular manner will not be affected by the Plan.  The reconfirmation of the Rights Agreement does not affect the duty of a director to act honestly and in good faith with a view to the best interests of the Corporation and its shareholders.

In recommending the reconfirmation of the Rights Agreement, the Board of Directors considered the following concerns inherent in the existing legislative framework governing take-over bids in Canada:

(a)

Time. Current legislation permits a take-over bid to expire in 35 days. The Board of Directors is of the view that this is generally not sufficient time to permit shareholders to consider a take-over bid and to make a reasoned and considered decision. The Plan provides a mechanism whereby the minimum expiry period for a Take-over Bid must be 60 days after the date of the bid and the bid must remain open for a further period of ten Business Days after the Offeror publicly announces that the Common Shares deposited or tendered and not withdrawn constitute more than 50% of the Common Shares outstanding held by Independent Shareholders (generally, shareholders other than the Offeror or Acquiring Person (someone who beneficially owns greater than 20% of the outstanding Common Shares), their Associates and Affiliates, and Persons acting jointly or in concert with the Offeror or Acquiring Person).  The Plan is intended to provide shareholders with adequate time to properly evaluate the offer and to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value. Those alternatives could include identifying other potential bidders, conducting an orderly auction or developing a restructuring alternative which could enhance shareholder value.

(b)

Pressure to Tender. A shareholder may feel pressured to tender to a bid which the shareholder considers to be inadequate out of a concern that failing to tender may result in the shareholder being left with illiquid or minority discounted securities in the Corporation. This is particularly so in the case of a partial bid for less than all securities of a class, where the bidder wishes to obtain a control position but does not wish to acquire all of the Common Shares. The Plan provides a shareholder approval mechanism in the Permitted Bid provision which is intended to ensure that a shareholder can separate the tender decision from the approval or disapproval of a particular take-over bid. By requiring that a bid remain open for acceptance for a further 10 Business Days following public announcement that more than 50% of the Common Shares held by Independent Shareholders have been deposited, a shareholder’s decision to accept a bid is separated from the decision to tender, lessening the undue pressure to tender typically encountered by a securityholder of an issuer that is the subject of a take-over bid.

(c)

Unequal Treatment. While existing securities legislation has substantially addressed many concerns of unequal treatment, there remains the possibility that control of an issuer may be acquired pursuant to a private agreement in which a small group of securityholders dispose of their securities at a premium to market price which premium is not shared with other securityholders. In addition, a person may slowly accumulate securities through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all securityholders. The Plan addresses these concerns by applying to all acquisitions of greater than 20% of the Common Shares, to better ensure that shareholders receive equal treatment.

General Impact of the Plan

It is not the intention of the Board of Directors, in recommending the reconfirmation of the Rights Agreement, to secure the continuance of existing directors or management in office, nor to avoid a bid for control of the Corporation in a transaction that is fair and in the best interests of shareholders.  For example, through the Permitted Bid mechanism, described in more detail in the summary contained in Exhibit “B”, shareholders may tender to a bid which meets the Permitted Bid criteria without triggering the Plan, regardless of the acceptability of the bid to the Board of Directors. Furthermore, even in the context of a bid that does not meet the Permitted Bid criteria, the Board of Directors will continue to be bound to consider fully and fairly any bid for the Corporation’s Common Shares in any exercise of its discretion to waive application of the Plan or redeem the Rights. In all such circumstances, the Board of Directors must act honestly and in good faith with a view to the best interests of the Corporation and its shareholders.

The Plan does not preclude any shareholder from utilizing the proxy mechanism under the Business Corporations Act (Ontario) and securities laws to promote a change in the management or direction of the Corporation, and has no effect on the rights of holders of outstanding Common Shares of the Corporation to requisition a meeting of shareholders in accordance with the provisions of applicable corporate and securities legislation, or to enter into agreements with respect to voting their Common Shares.  The definitions of “Acquiring Person” and “Beneficial Ownership” have been developed to minimize concerns that the Plan may be inadvertently triggered or triggered as a result of an overly-broad aggregating of holdings of institutional shareholders and their clients.

The Plan will not interfere with the day-to-day operations of the Corporation. The issuance of the Rights does not in any way alter the financial condition of the Corporation, impede its business plans or alter its financial statements.

In summary, the Board of Directors believes that the dominant effect of the Plan will be to enhance shareholder value, and ensure equal treatment of all shareholders in the context of an acquisition of control.

Canadian Federal Income Tax Consequences

Assuming that the Rights had no monetary value at the date of issue, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) the Rights will be considered to have been acquired at no cost.  The Corporation considers that the Rights had no monetary value at the date of issue.

The holders of Rights may realize income or be subject to withholding tax under the Tax Act if the Rights are exercised or otherwise disposed of.

This statement is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular shareholder. Shareholders are advised to consult their own tax advisors regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and any applicable tax laws.

United States Federal Income Tax Consequences

As the possibility of the Rights becoming exercisable is both remote and speculative, the adoption of the Plan will not constitute a distribution of stock or property by the Corporation to its shareholders, an exchange of property or stock, or any other event giving rise to the realization of gross income by any shareholder. The holder of Rights may have taxable income if the Rights become exercisable or are exercised or sold. In the event the Rights should become exercisable, shareholders should consult their own tax advisor concerning the consequences of acquiring, holding, exercising or disposing of their Rights.

Eligibility for Investment in Canada

On the date hereof, the Rights are qualified investments under the Tax Act and regulations thereunder as proposed to be amended effective prior to the date hereof for trusts governed by registered retirement savings plans, registered retirement income funds, and deferred profit savings plans (collectively, “Deferred Plans”), and registered education savings plans provided that the Corporation deals at arm’s length with each person who is an annuitant, beneficiary or subscriber under the governing plan of such trust.  As of the date hereof, the Rights do not constitute foreign property of any Deferred Plan or any other taxpayer subject to Part XI of the Tax Act.  As part of the February 23, 2005 Federal Budget, the Minister of Finance (Canada) announced that the restrictions contained in the Act in respect of the ownership of foreign property will be eliminated effective January 1, 2005 and this proposal was included in a bill tabled by the Minister of Finance in the House of Commons on March 24, 2005.  There can be no assurance that this proposal will be enacted.

The issuance of the Rights will not affect the eligibility of the Common Shares as investments for investors governed by certain Canadian federal and provincial legislation governing insurance companies, trust companies, loan companies and pension plans.

DIRECTORS’ APPROVAL

The contents and the sending of this Management Information Circular have been approved by the directors of the Corporation.

Dated as of April 28, 2005.

Nigel W. Stokes

Chairman, President and Chief Executive Officer

Exhibit “A”

Amended Corporate Governance Principles

DataMirror Corporation

Board of Directors

Corporate Governance Principles

Role of the Board of Directors

The board of directors is elected by the Company’s shareholders to oversee the actions of management and the results of the business.   In discharging its responsibilities, the board will act in the best interests of the Company and its shareholders.

The board is explicitly responsible for the stewardship of the Company.  The board has assumed responsibility for the following matters:

Strategic Planning Process

•

The board reviews and approves management’s strategic plans

•

The board provides input to management on emerging trends and issues

•

The board reviews and approves the Company’s business plan and financial objectives

•

The board monitors corporate performance including key metrics against the Company’s business plan

Risk Management

•

The audit committee of the board of directors is primarily responsible for ensuring that the principal risks of the business are identified and appropriate systems are implemented to manage these risks

•

The audit committee reviews the reports of the internal and external auditors on risk management and reviews and approves the disclosure of risks in the Company’s Annual Information Form

Succession Planning

•

The board of directors regularly discusses senior level staffing issues with members of management and is responsible for the appointment of senior officers

•

The corporate governance committee is responsible for assessing the effectiveness of the board in fulfilling its role including monitoring the effectiveness of individual directors

Communications Policy

•

The board of directors has reviewed and approved a disclosure policy for the Company that has been communicated to employees.  The disclosure policy adopts the best practice recommendations of the Canadian Securities Administrators

•

A committee of senior management is responsible for overseeing communications with shareholders and the public in accordance with the policy

•

The general counsel is responsible for periodically reviewing and updating the policy for approval by the board of directors

•

The corporate governance committee reviews the internal communications plan prepared by management

Internal Controls

•

The audit committee is primarily responsible for monitoring the integrity of the Company’s internal control and management information systems

•

The audit committee reviews the reports of the internal and external auditors on internal controls and management information systems

•

The board has reviewed and approved an Employee Conduct Policy whose purpose is to ensure ethical behaviour and the compliance with laws and regulations.  The Employee Conduct Policy complies with applicable laws and rules of the SEC

Approval of Transactions

•

The board of directors approves material transactions and contracts where required by applicable law or by customary practices of sound corporate governance

Fiduciary Duties

•

Directors owe fiduciary duties to the Company and are expected to behave accordingly including promptly disclosing any potential conflict of interest that may arise

Composition of the Board of Directors

Size

•

The board currently has 7 members.  The Board believes 7 to 9 is an appropriate size based on the Company’s current circumstances.  The corporate governance committee periodically evaluates whether a larger or smaller slate of directors would be preferable.

Selection

•

All board members are elected annually by the Company’s shareholders.  Each year at the Company’s annual meeting, the board recommends a slate of directors for election by shareholders.  The board’s recommendation is based on the determination (using advice and information supplied by the corporate governance committee) as to the suitability of each individual, and the slate as a whole, to serve as directors of the Company, taking into account the membership criteria discussed below.  Each director recommended by the board must also be recommended by a majority of the independent directors.

Membership Criteria

•

The corporate governance committee works with the board as a whole on an annual basis to determine the appropriate characteristics, skills and experience for the board as a whole and its individual members.   In evaluating the suitability of individual board members, the board takes into account many factors, including general understanding of marketing, finance and other elements relevant to the success of a publicly-traded software company in today’s business environment, understanding of the Company’s business on a technical level, education and professional background, reputation, integrity, maturity, confidence and past track record and experience.  The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.  The corporate governance committee monitors the effectiveness of individual directors who are expected to attend board meetings regularly, participate in committee activities, review and understand information distributed in advance of board meetings, be available to the CEO and other members of senior management for advice and counsel.

Independence

•

The board believes that at least a majority of its members should be independent directors as determined by the board in accordance with applicable law and rules of the TSX, NASDAQ and the SEC.

Independent Board Leadership

•

The board selects the chairman in the manner that it determines to be in the best interests of the Company’s shareholders.  The board recognizes that having a board that functions independently of management is advantageous in representing the shareholders’ interests.  However, due to the CEO’s extensive knowledge of the Company’s business and affairs, the age of the Company, the length of time the Company has been publicly listed, and the length of time independent directors have served as directors of the Company, the board has determined that it was in the best interests of shareholders to have the CEO also hold the position of chairman.  The corporate governance committee regularly reviews this determination in light of changing circumstances.  The corporate governance committee also regularly considers whether it would be appropriate to appoint one of the independent board members as a board leader.  The board believes that it has taken the necessary steps to allow independent directors to fulfill their duties efficiently and independently of management without appointing an independent board leader by encouraging independent board members to add items to the agenda for board meetings, by requiring independent board member participation on committees, by ensuring that independent directors have adequate opportunities to meet to discuss issues without management present, and by encouraging independent board members to consult directly with members of senior management and outside advisors as required.

Terms

•

The board does not believe it should limit the number of terms for which an individual may serve as a director.  Directors who have served on the board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s history, policies and objectives.  The continued participation of each individual board member will be reviewed annually in accordance with the membership criteria described above and will also take into account the length of time the member has served on the board, the age of the board member, and any relevant significant personal or professional changes that have occurred in the past year with respect to the board member.

Meetings

•

Senior managers of the Company and any board member may request that an item be added to the agenda for each board meeting.

•

The agenda is distributed in advance to each director and certain members of senior management.

•

All information and data that is relevant to the board’s understanding of the matters to be discussed at an upcoming board meeting where feasible should be distributed in writing or electronically to all members of the board in advance of the meeting.  This will help facilitate the efficient use of time at board meetings to deliberate and make decisions on key Company issues.  In preparing this information, management should ensure that the materials being distributed are as concise as possible while giving directors sufficient information to make informed decisions.

•

The board may request that management provide any information it considers relevant at any time

•

The board holds 4 regular meetings each year in March, May, August and November timed to review and approve the results for each quarter.  4 regularly scheduled informal board meetings are held to update the board on the Company’s progress between the regular meetings.  Additional meetings are held as required to deal with other matters that arise.  Committee meetings are generally held on the same day prior to the board meeting.

Compensation

•

The compensation committee annually reviews and recommends the compensation of independent directors and committee members for approval by the board

•

All directors are encouraged to own stock in the Company in an amount that is appropriate for them

•

Directors may use their accrued board fees to purchase stock in the Company through the Company’s Share Purchase Plan

•

Directors may also be awarded stock options under one of the Company’s Stock Option Plans

•

Employee directors are not eligible for any director compensation

Education

•

The Company has a policy of making a full indoctrination and continuing education process available to board members that includes background materials on the Company, meetings with key management and visits to the Company’s headquarters.  Board members may request that the Company arrange for their participation in any cost-effective continuing education program that is relevant to their role as board and committee members

Periodic Review

•

These corporate governance principles are reviewed from time to time by the corporate governance committee and the board

Exhibit “B”

SUMMARY OF THE SHAREHOLDER RIGHTS PLAN

The following is a summary of the features of the Plan.  The summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is available upon request from the General Counsel of the Corporation.  All capitalized terms used in this summary without definition have the meanings attributed to them in the Plan unless otherwise indicated.

(a)

Issuance of Rights

One Right was issued by the Corporation in respect of each Common Share outstanding at the close of business on May 7, 2002, the date of implementation of the Plan, and one Right was issued and will continue to be issued in respect of each Common Share issued thereafter, prior to the earlier of the Separation Time and the Expiration Time.  Each Right entitles the registered holder thereof to purchase from the Corporation one Common Share at the exercise price of Cdn. $200.00 per Common Share (as constituted on the date of the Plan), subject to adjustment and certain anti-dilution provisions (the “Exercise Price”).  The Rights are not exercisable until the Separation Time.  If a Flip-in Event occurs, each Right will entitle the registered holder to receive, upon payment of the Exercise Price, Common Shares having an aggregate market price equal to twice the Exercise Price.

Under the Plan, the Corporation is not required to issue or deliver Rights, or securities upon the exercise of Rights, outside Canada or the United States if such issuance or delivery would be unlawful without registration of the relevant Persons or securities.  If the Plan would require compliance with securities laws or comparable legislation of a jurisdiction outside Canada and the United States, the Board of Directors may establish procedures for the issuance to a Canadian resident fiduciary of such securities, to hold such Rights or other securities in trust for the Persons beneficially entitled to them, to sell such securities, and to remit the proceeds to such Persons.

(b)

Trading of Rights

Until the Separation Time (or the earlier termination or expiration of the Rights), the Rights will be evidenced by the certificates representing the Common Shares and will be transferable only together with the associated Common Shares.  From and after the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of Common Shares (other than an Acquiring Person) as of the Separation Time. The Rights will trade separately from the Common Shares after the Separation Time.

(c)

Separation Time

The Separation Time is the close of business on the tenth Business Day after the earlier of (i) the “Stock Acquisition Date”, which is generally the first date of public announcement of facts indicating that a Person has become an Acquiring Person; (ii) the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, and (iii) the date upon which any Permitted Bid or Competing Permitted Bid) ceases to be such.  In either case, the Separation Time can be such later date as may from time to time be determined by the Board of Directors.  If a Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it shall be deemed never to have been made.

(d)

Acquiring Person

In general, an Acquiring Person is a Person who is the Beneficial Owner of 20% or more of the Corporation's outstanding Common Shares.  Excluded from the definition of “Acquiring Person” are the Corporation and its Subsidiaries, and any Person who becomes the Beneficial Owner of 20% or more of the outstanding Common Shares as a result of one or more or any combination of a Corporate Acquisition, a Permitted Bid Acquisition, a Corporate Distribution, a Covertible Security Acquisition and an Exempt Acquisition.  The definitions of “Corporate Acquisition”, “Permitted Bid Acquisition”, “Corporate Distribution”, “Convertible Security Acquisition” and “Exempt Acquisition” are set out in the Plan.  However, in general:

(i)

a “Corporate Acquisition” means an acquisition or redemption by DataMirror of Common Shares;

(ii)

a “Permitted Bid Acquisition” means an acquisition of Common Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

(iii)

a “Corporate Distribution” means an acquisition of Common Shares as a result of:  (i) a stock dividend or similar event in which holders of Common Shares participate on a pro rata basis; (ii) a dividend reinvestment plan of the Corporation;  (iii)  the receipt or exercise of rights issued by the Corporation to all the holders of Common Shares (other than holders resident in a jurisdiction where such distribution is restricted or impracticable as a result of applicable law) to subscribe for or purchase Common Shares or Convertible Securities (provided that the Person does not thereby acquire a greater percentage of the Common Shares or Convertible Securities so offered than the percentage owned immediately prior to such acquisition); (iv) a distribution to the public by the Corporation of Common Shares or Convertible Securities made pursuant to a prospectus (provided that the Person does not thereby acquire a greater percentage of the Common Shares or Convertible Securities so offered than the percentage owned immediately prior to such acquisition); (v)  a distribution by the Corporation of Common Shares or Convertible Securities by way of a private placement by the Corporation or upon the exercise by an individual employee of stock options or rights granted under a stock option plan of the Corporation or rights to purchase securities granted under a share purchase plan of the Corporation;

(iv)

a “Convertible Security Acquisition” means an acquisition of Common Shares upon the exercise of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Corporate Distribution;

(v)

an “Exempt Acquisition” means an acquisition of Common Shares in respect of which the Board of Directors has waived the application of the Plan.

Also excluded from the definition of “Acquiring Person” are underwriters or members of a banking or selling group acting in connection with a distribution of securities by way of prospectus or private placement; a Person in its capacity as a Fund Manager, Trust Company, administrator or trustee of a Pension Fund or Crown Agent (provided that such person is not making or proposing to make a Take-over Bid); and a person that Beneficially Owns more than 20% of the outstanding Common Shares as at the date of the Plan (referred to in the Plan as a “Grandfathered Person”) provided that this exception ceases to be applicable to the extent that a Grandfathered Person acquires any additional Common Shares that increase its beneficial ownership by more than 1% of the outstanding Common Shares as at the date of the Plan.  To the knowledge of the directors and senior officers of the Corporation, no person, as at May 7, 2002, would constitute a Grandfathered Person.

(e)

Beneficial Ownership

General

In general, a Person is deemed to Beneficially Own Common Shares actually held by others in circumstances where those holdings are or should be grouped together for purposes of the Plan.  Included are holdings by the Person’s Affiliates (generally, a person that controls, is controlled by, or under common control with another person) and Associates (generally, relatives sharing the same residence).  Also included are securities which the Person or any of the Person’s Affiliates or Associates has the right to acquire within  60 days (other than (1) customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a public offering of securities; or  (2) pursuant to a pledge of securities).

A Person is also deemed to “Beneficially Own” any securities that are Beneficially Owned (as described above) by any other Person with which the Person is acting jointly or in concert (a “Joint Actor”).  A Person is a Joint Actor with any Person who is a party to an agreement, arrangement or understanding with the first Person or an Associate or Affiliate thereof to acquire or offer to acquire Common Shares.

Institutional Shareholder Exemptions from Beneficial Ownership

The definition of “Beneficial Ownership” contains several exclusions whereby a Person is not considered to “Beneficially Own” a security.  There are exemptions from the deemed “Beneficial Ownership” provisions for institutional shareholders acting in the ordinary course of business.  These exemptions apply to (i) a fund manager (“Fund Manager”) which holds securities in the ordinary course of business in the performance of its duties for the account of any other Person (a “Client”) ; (ii) a licensed trust company (“Trust Company”) acting as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and which holds such security in the ordinary course of its duties for such accounts; (iii) the administrator or the trustee (an “Independent Person”) of one or more pension funds or plans (a “Pension Plan”) registered under applicable law; (iv) a Person established by statute whose ordinary business or activity includes the management of investment funds for employee benefit plans, pension plans or insurance plans of various public bodies, or (v) a Crown Agent.  The foregoing exemptions only apply so long as the Persons referred to above are not then making or have not then announced an intention to make a Take-over Bid, other than by means of ordinary market transactions.

A Person will not be deemed to “Beneficially Own” a security because (i) the Person is a Client of the same Fund Manager, an Estate Account or an Other Account of the same Trust Company, or a Pension Plan with the same Independent Person as another Person or Pension Plan on whose account the Fund Manager, Trust Company or Independent Person, as the case may be, holds such security; or (ii) the Person is a Client of a Fund Manager, Estate Account, Other Account or Pension Plan, and the security is owned at law or in equity by the Fund Manager, Trust Company or Independent Person, as the case may be.

Exemption for Permitted Lock-up Agreement

The Plan contains the “Permitted Lock-up Agreement” concept, which is standard in most Canadian shareholder rights plans.  Under the Plan, a Person will not be deemed to “Beneficially Own” any security if the holder of such security has agreed to deposit or tender such security pursuant to a Permitted Lock-up Agreement to a Take-over Bid made by such Person or such Person’s Affiliates or Associates or a Joint Actor, or such security has been deposited or tendered pursuant to a Take-over Bid made by such Person or such Person’s Affiliates, Associates or Joint Actors, until the earliest time at which any such tendered security is accepted unconditionally for payment or is taken up or paid for.

A Permitted Lock-up Agreement is essentially an agreement between a Person and one or more holders of Common Shares (each holder being a “Locked-Up Person”), the terms of which are publicly disclosed and which is available to the public within the time frames set forth in the definition of Permitted Lock-up Agreement, pursuant to which each Locked-up Person agrees to deposit or tender Common Shares to the Lock-up Bid and which further provides that such agreement permits the Locked-up Person to withdraw its Common Shares in order to deposit or tender the Common Shares to another Take-over Bid or support another transaction:  (i) at a price or value that exceeds the price under the Lock-Up Bid; or (ii) is for a number of Common Shares at least 7% greater than the number of Common Shares under the Lock-Up Bid at a price or value that is not less than the price or value offered in the Lock-up Bid;  or (iii) that contains an offering price that exceeds the offering price in the Lock-up Bid by as much as or more than a Specified Amount and does not provide for a Specified Amount greater than 7% of the offering price in the Lock-up Bid.  The Plan therefore provides additional flexibility to shareholders without triggering the provisions of the shareholder rights plan and is consistent with the current practice and state of rights plans in Canada.

A Permitted Lock-up Agreement may contain a right of first refusal or require a period of delay to give the Person who made the Lock-up Bid an opportunity to match a higher price in another Take-Over Bid or other similar limitation on a Locked-up Person’s right to withdraw Common Shares so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Common Shares during the period of the other Take-Over Bid or transaction.  Finally, under a Permitted Lock-up Agreement, no “break up” fees, “top up” fees, penalties, expenses or other amounts that exceed in aggregate the greater of (i) 2½% of the price or value of the consideration payable under the Lock-up Bid; and (ii) 50% of the amount by which the price or value of the consideration received by a Locked-up Person under another Take-Over Bid or transaction exceeds the price or value of the consideration such Locked-up Person would have received under the Lock-up Bid; can be payable by such Locked-up Person if the Locked-up Person fails to deposit or tender Common Shares to the Lock-up Bid or withdraws Common Shares previously tendered thereto in order to deposit such Common Shares to another Take-Over Bid or support another transaction.

(f)

Flip-in Event

A Flip-in Event occurs when any Person becomes an Acquiring Person.  In the event that, prior to the Expiration Time, a Flip-in Event which has not been waived by the Board of Directors occurs (see “Redemption, Waiver and Termination”), each Right (except for Rights Beneficially Owned on or after the earlier of the Separation Time and the Stock Acquisition Date, or which may thereafter be Beneficially Owned by an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a Joint Actor (or a transferee of any such Person), which Rights will become null and void) shall constitute the right to purchase from the Corporation, upon exercise thereof in accordance with the terms of the Plan, that number of Common Shares having an aggregate Market Price on the date of the Flip-in Event equal to twice the Exercise Price, for the Exercise Price (such Right being subject to anti-dilution adjustments).  For example, if at the time of the Flip-in Event the Exercise Price is $200 and the Market Price of the Common Shares is $10, the holder of each Right would be entitled to purchase Common Shares having an aggregate Market Price of $400 (that is, 40 Common Shares) for $200 (that is, a 50% discount from the Market Price).

(g)

Permitted Bid and Competing Permitted Bid

A Permitted Bid is a Take-over Bid made by way of a Take-over Bid circular and which complies with the following additional provisions:

(i)

the Take-over Bid is made to all holders of record of Common Shares, other than the Offeror;

(ii)

the Take-over Bid contains irrevocable and unqualified conditions that:

A.

no Common Shares shall be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid;

B.

unless the Take-over Bid is withdrawn, Common Shares may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up and payment for Common Shares and all Common Shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such dates;

C.

more than 50% of the outstanding Common Shares held by Independent Shareholders must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of first take-up and payment for Common Shares; and

D.

in the event that more than 50% of the then outstanding Common Shares held by Independent Shareholders have been deposited to the Take-over Bid and not withdrawn as at the date that Common Shares may first be taken up and paid for under the Take-over Bid, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Common Shares for not less than 10 Business Days from the date it would otherwise expire.

A Competing Permitted Bid is a Take-over Bid that is made after a Permitted Bid has been made but prior to its expiry, satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is not required to remain open for 60 days so long as it is open until the later of (i) the earliest date on which Common Shares may be taken-up or paid for under any earlier Permitted Bid or Competing Permitted Bid that is in existence and (ii) the the last day on which such Competing Permitted Bid must be open for acceptance under applicable Canadian provincial securities legislation.

(h)

Redemption, Waiver and Termination

(i)

Redemption of Rights on Approval of Holders of Common Shares and Rights.  The Board of Directors  may, after having obtained the prior approval of the holders of Common Shares or Rights, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.000001 per Right, appropriately adjusted for anti-dilution as provided in the Rights Agreement (the “Redemption Price”).

(ii)

Waiver of Inadvertent Acquisition.  The Board of Directors  may waive the application of the Plan in respect of the occurrence of any Flip-in Event if (i) the Board of Directors has determined that a Person became an Acquiring Person under the Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced or agreed to reduce its Beneficial Ownership of Common Shares such that at the time of waiver the Person is no longer an Acquiring Person.

(iii)

Deemed Redemption.  In the event that a Person who has made a Permitted Bid or a Take-over Bid in respect of which the Board of Directors has waived or has deemed to have waived the application of the Plan consummates the acquisition of the Common Shares, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

(iv)

Discretionary Waiver with Mandatory Waiver of Concurrent Bids.  The Board of Directors  may, prior to the occurrence of a Flip-in Event, upon prior written notice to the Rights Agent, waive the application of the Plan to a Flip-in Event that may occur by reason of a Take-over Bid made by means of a Take-over Bid circular to all holders of record of Common Shares.  However, if the Board of Directors waives the application of the Plan, the Board of Directors shall be deemed to have waived the application of the Plan in respect of any other Flip-in Event occurring by reason of any other Take-over Bid being made prior to the expiry of a Take-over Bid for which a waiver is, or is deemed to have been, granted.

(v)

Discretionary Waiver respecting Acquisition not by Take-over Bid Circular.  The Board of Directors may, after having obtained the prior approval of the holders of Common Shares, at any time prior to the occurrence of a relevant Flip-In Event, waive the application of the Plan to a Flip-In Event that may occur by reason of an acquisition of Common Shares otherwise than pursuant to a Take-over Bid made by means of a Take-over Bid circular to all holders of record of Common Shares.

(vi)

Discretionary Waiver Where Acquiring Person Reduces or Agrees to Reduce its Holdings.  The Board of Directors may, prior to the close of business on the tenth Business Day following the day on which it was announced that a person had become an Acquiring Person, upon prior written notice delivered to the Rights Agent, waive the Plan in relation to the Flip-In Event, provided that the Acquiring Person has reduced or agreed to reduce its Beneficial Ownership of Common Shares such that, at the time the waiver becomes effective, such person is no longer an Acquiring Person.

(vii)

Redemption of Rights on Withdrawal or Termination of Bid.  Where a Take-over Bid that is not a Permitted Bid is withdrawn or otherwise terminated after the Separation Time and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price.

If the Board of Directors is deemed to have elected or elects to redeem the Rights as described above, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price.

(i)

Anti-Dilution Adjustments

The Exercise Price of a Right, the number and kind of securities subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(i)

if there is a dividend payable in Common Shares or convertible securities whose value exceeds the value of any regular periodic cash dividends, or a subdivision, change or consolidation of the Common Shares, or an issuance of Common Shares or convertible securities in respect of, in lieu of or in exchange for Common Shares; or

(ii)

if the Corporation fixes a record date for the distribution to all holders of Common Shares of certain rights or warrants to acquire Common Shares or convertible securities, or for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than any regular periodic cash dividends) or rights or warrants.

(j)

Supplements and Amendments

The Corporation may make amendments to correct any clerical or typographical error or which are necessary to maintain the validity and effectiveness of the Rights Agreement as a result of any change in any applicable legislation, rules or regulation without the approval of the holders of Rights or Common Shares.

In addition, the Corporation may, with the prior consent of a majority of the holders of Rights or Common Shares, at any time prior to the Separation Time or, in the case of Rights, after the Separation Time, amend, vary or rescind any of the provisions of the Agreement and the Rights (whether or not such action would materially adversely affect the interest of the holders of Rights generally).

(k)

Expiration

If the Plan is ratified, confirmed and approved at the Meeting, it will remain in force until the earlier of the Termination Time (the time at which the Corporation elects or is deemed to have elected to redeem the Rights) and the ninth anniversary of the date of the Plan unless the Independent Shareholders do not reconfirm the Agreement at either of the annual meetings of shareholders to be held in 2005 and 2008, in which case the Agreement will terminate at the close of such annual meeting.